                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                   FORM 8-K/A


                       AMENDMENT TO APPLICATION OR REPORT


                  Filed pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934




                               QUANEX CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                AMENDMENT NO. 1



The undersigned Registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K filed August 21, 1996, as set forth in the pages attached hereto:



                              Item 7: (a) and (b)





Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, hereby duly authorized.



                                                      QUANEX CORPORATION
                                            -----------------------------------
                                                          Registrant



Date     October 1, 1996                    /s/ Wayne M. Rose
      ---------------------                 -----------------------------------
                                            Wayne M. Rose
                                            Vice President and Chief Financial
                                            Officer

                               QUANEX CORPORATION
                                     INDEX



                                                                                                 Page No.
                                                                                                 --------
ITEM 7:  FINANCIAL STATEMENTS AND EXHIBITS

  (a) Financial Statements of Piper Impact, Inc.

         Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         Financial Statements

             Balance Sheets as of December 31, 1995 and 1994 and July 31, 1996  . . . . . . . . .   2

             Statements of Earnings for the Years Ended December 31, 1995 and 1994 and the
               Seven-Month Periods Ended July 31, 1996 and 1995  . . . . . . . . . . . . . . . . .  3

             Statements of Cash Flows for the Years Ended December 31, 1995 and 1994 and the
               Seven-Month Periods Ended July 31, 1996 and 1995  . . . . . . . . . . . . . . . . .  4

             Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .   5-10

  (b) Unaudited Pro Forma Consolidated Financial Information of Quanex Corporation

         Pro Forma Consolidated Financial Statements (Unaudited)  . . . . . . . . . . . . . . . .   11

         Pro Forma Consolidated Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . .   12

         Pro Forma Consolidated Statement of Income - Year Ended
           October 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

         Pro Forma Consolidated Statement of Income - Nine Months
           Ended July 31, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

         Notes to Pro Forma Consolidated Financial Statements . . . . . . . . . . . . . . . . . .   15

INDEPENDENT AUDITORS' REPORT


The Board of Directors
Piper Impact, Inc.
New Albany, Mississippi


We have audited the accompanying balance sheets of Piper Impact, Inc. (the "Company"), as of December 31, 1995 and 1994 and the related statements of earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such financial statements present fairly, in all material respects, the financial position of Piper Impact, Inc. as of December 31, 1995 and 1994, and the results of its operations and cash flows for the years then ended.


/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP


Houston, Texas
September 16, 1996

PIPER IMPACT, INC.

BALANCE SHEETS
DECEMBER 31, 1995 AND 1994 AND JULY 31, 1996 (UNAUDITED)
--------------------------------------------------------------------------------


                                                                        DECEMBER 31,
                                                      JULY 31,    -------------------------
ASSETS                                                 1996          1995          1994
                                                    (Unaudited)
CURRENT ASSETS:
   Cash and cash equivalents                        $14,029,023   $10,860,494   $ 7,135,127
   Certificates of deposit                              212,055       212,055       512,055
   Marketable debt securities                         1,105,653     1,126,040
   Accounts receivable - trade                       11,361,349    12,705,446     9,109,102
   Notes receivable                                   6,131,000
   Inventories                                       12,490,367    10,688,606     9,586,865
   Prepaid expenses and other current assets            238,698       366,847       245,813
                                                    -----------   -----------   -----------

                Total current assets                 45,568,145    35,959,488    26,588,962
                                                    -----------   -----------   -----------

PROPERTY, PLANT AND EQUIPMENT:
   Land                                               1,047,335       752,560       752,560
   Buildings and improvements                        10,690,512    10,232,617    10,186,542
   Machinery and equipment                           39,240,057    37,349,984    33,962,784
   Office furniture and fixtures                        516,700       462,934       455,034
   Automobiles                                          141,195       141,195        62,570
   Buildings and equipment in process                 7,436,684     3,667,935       269,053
                                                    -----------   -----------   -----------

                                                     59,072,483    52,607,225    45,688,543
   Less accumulated depreciation                     25,306,462    23,768,525    21,323,475
                                                    -----------   -----------   -----------

                                                     33,766,021    28,838,700    24,365,068
                                                    -----------   -----------   -----------

GOODWILL                                              4,922,944     5,118,743     5,454,398
                                                    -----------   -----------   -----------

TOTAL                                               $84,257,110   $69,916,931   $56,408,428
                                                    ===========   ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable and accrued expenses            $18,785,849  $ 10,688,133   $ 9,788,175
   State income taxes payable                            99,100       204,213       131,486
   Deferred revenues, primarily progress billings     1,879,497     1,854,036     2,827,487
   Current portion of long-term debt                  1,788,464     1,716,376     1,647,194
                                                    -----------   -----------   -----------

                Total current liabilities            22,552,910    14,462,758    14,394,342
                                                    -----------   -----------   -----------

LONG-TERM DEBT, LESS CURRENT PORTION                 14,936,712    16,725,176    18,441,552

ENVIRONMENTAL ACCRUAL                                20,000,000    20,000,000    20,000,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock, no par value; authorized, issued
      and outstanding 1,000 shares                        1,000         1,000         1,000
   Retained earnings                                 26,766,488    18,727,997     3,571,534
                                                    -----------   -----------   -----------

                Total stockholders' equity           26,767,488    18,728,997     3,572,534
                                                    -----------   -----------   -----------

TOTAL                                               $84,257,110   $69,916,931   $56,408,428
                                                    ===========   ===========   ===========

See notes to financial statements.

PIER IMPACT, INC.

STATEMENTS OF EARNINGS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 AND
THE SEVEN MONTH PERIODS ENDED JULY 31, 1996 AND 1995 (UNAUDITED)
--------------------------------------------------------------------------------


                                                      SEVEN MONTHS ENDED              TWELVE MONTHS ENDED
                                                           JULY 31,                       DECEMBER 31,
                                               ------------------------------   -------------------------------
                                                   1996             1995              1995            1994
                                                        (Unaudited)
NET SALES                                      $  69,179,673    $  61,249,348    $ 106,853,835    $  95,298,121

COST OF SALES                                     51,798,209       44,642,680       76,220,723       66,772,122
                                               -------------    -------------    -------------    -------------

GROSS PROFIT                                      17,381,464       16,606,668       30,633,112       28,525,999
                                               -------------    -------------    -------------    -------------

OPERATING EXPENSES:
   Selling expenses                                  311,813          326,015          521,984          893,252
   General and administrative expenses             7,780,358        7,596,948       12,662,649       12,591,345
                                               -------------    -------------    -------------    -------------

                Total operating expenses           8,092,171        7,922,963       13,184,633       13,484,597
                                               -------------    -------------    -------------    -------------

EARNINGS FROM OPERATIONS                           9,289,293        8,683,705       17,448,479       15,041,402
                                               -------------    -------------    -------------    -------------

OTHER INCOME (EXPENSE):
   Interest expense                               (1,176,003)      (1,380,603)      (2,327,264)      (2,812,985)
   Tax-exempt interest and dividend income           192,177          170,189          343,125           67,090
   Other interest income                              27,923          106,183          214,456          218,071
   Other expense                                    (195,799)        (195,799)        (335,655)        (335,655)
                                               -------------    -------------    -------------    -------------

                Total other income (expense)      (1,151,702)      (1,300,030)      (2,105,338)      (2,863,479)
                                               -------------    -------------    -------------    -------------

NET EARNINGS BEFORE INCOME TAXES                   8,137,591        7,383,675       15,343,141       12,177,923

STATE INCOME TAXES                                    99,100           89,836          186,678          185,721
                                               -------------    -------------    -------------    -------------

NET EARNINGS                                   $   8,038,491    $   7,293,839    $  15,156,463    $  11,992,202
                                               =============    =============    =============    =============


See notes to financial statements.

PIPER IMPACT, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 AND
THE SEVEN MONTH PERIODS ENDED JULY 31, 1996 (UNAUDITED)
--------------------------------------------------------------------------------


                                                                SEVEN MONTHS ENDED             TWELVE MONTHS ENDED
                                                                      JULY 31,                     DECEMBER 31,
                                                            ----------------------------   -----------------------------
                                                                 1996           1995            1995          1994
                                                                     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings                                             $  8,038,491    $  7,293,839    $ 15,156,463    $ 11,992,202
   Adjustments to reconcile net earnings to net cash
      provided by operating activities:
      Depreciation and amortization                            1,733,736       1,676,299       2,873,361       2,286,533
      (Gain) loss on disposal of fixed assets                       --             7,419           7,419          (3,000)
      Amortization of bond premium                                  --              --             8,029            --
      (Increase) decrease in assets:
         Accounts receivable - trade                           1,344,097      (1,013,115)     (3,596,344)     (1,262,169)
         Notes receivable                                     (6,131,000)           --              --              --
         Inventories                                          (1,801,761)       (864,050)     (1,101,741)     (2,691,088)
         Prepaid expenses and other current assets               128,149          89,817        (121,034)       (106,089)
      Increase (decrease) in liabilities:
         Accounts payable and accrued expenses                 8,097,716       5,338,882         899,958       1,711,972
         Deferred revenues - progress billings                    25,461      (1,325,239)       (973,451)      1,749,740
         State income taxes payable                             (105,113)        (41,650)         72,727          76,686
                                                            ------------    ------------    ------------    ------------

                Net cash provided by operating activities     11,329,776      11,162,202      13,225,387      13,754,787
                                                            ------------    ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Decrease in certificate of deposit                               --           300,000         300,000            --
   Purchases of short-term debt investments                         --        (1,128,620)     (1,149,069)           --
   Proceeds from maturity of short-term debt investments          20,387            --            15,000            --
   Cash received from sale of equipment                             --             4,300           4,300           3,000
   Payments for purchase of property and equipment            (6,465,258)     (1,758,273)     (7,023,057)     (5,196,578)
                                                            ------------    ------------    ------------    ------------

                Net cash used by investing activities         (6,444,871)     (2,582,593)     (7,852,826)     (5,193,578)
                                                            ------------    ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of note payable                           --         1,600,000            --              --
   Repayment of notes payable and long-term debt              (1,716,376)     (1,647,194)     (1,647,194)     (5,580,800)
                                                            ------------    ------------    ------------    ------------

                Net cash used by financing activities         (1,716,376)        (47,194)     (1,647,194)     (5,580,800)
                                                            ------------    ------------    ------------    ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                      3,168,529       8,532,415       3,725,367       2,980,409

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                10,860,494       7,135,127       7,135,127       4,154,718
                                                            ------------    ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                    $ 14,029,023    $ 15,667,542    $ 10,860,494    $  7,135,127
                                                            ============    ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
   Interest                                                 $  1,176,003    $  1,380,603    $  2,327,264    $  2,812,985
   State taxes                                                   204,213         131,486         131,486         109,035


See notes to financial statements.

PIPER IMPACT, INC.


NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


1.    DESCRIPTION OF BUSINESS AND SALE

      Piper Impact, Inc. (the "Company") is engaged in the business of manufacturing impact extrusions from aluminum, magnesium and steel and has manufacturing facilities in New Albany, Mississippi and Park City, Utah. Its major products include component parts of automotive passive restraint systems and computers as well as aluminum and steel cartridge casings for use by the United States ("U.S.") military. The Company's most significant customer relates to the automotive passive restraint systems portion of its business, and constituted approximately ninety-percent of its sales in both 1995 and 1994. The Company sells and grants credit to customers throughout the U.S.

      The Company was formed on April 1, 1986 by the purchase of the operating assets and the assumption of certain liabilities of the Impact Extrusion Division of Piper Industries, Inc. for a purchase price which consisted solely of notes payable to the seller (Note 5).

      On May 29, 1996, the Company entered into a letter of intent for the sale of the Company's assets and assumption of its liabilities ("Net Assets") to Quanex Corporation ("Quanex") for an estimated total purchase price of approximately $130 million, including assumption of the Company's debt and obligations at March 31, 1996 by Quanex. On August 9, 1996, the Company's Net Assets were acquired by Quanex for approximately $130 million, pursuant to an asset purchase agreement among the Company and Quanex. The Company's liabilities assumed by Quanex included an estimated $20 million for specified environmental remediation (Note 7). Additionally, the notes payable outstanding were repaid at closing (Note 5).

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      INCOME TAXES - Effective April 1, 1991 Piper Impact, Inc. (the "Company"), with the consent of its stockholders, elected to be an S corporation. The Company is not subject to federal income taxes due to the subchapter S election, but the stockholders are taxed on their proportionate share of the Company's taxable income. As the Company meets all requirements for treatment as an S Corporation, no provision or liability is included in the financial statements.

      Since Mississippi recognizes the subchapter S election, the Company is not subject to Mississippi income tax but the stockholders are also taxed on their proportionate share of the Company's Mississippi taxable income. The Company incurs state income taxes in Tennessee and Utah. Such taxes totaled $186,678 and $185,721 during the years ended December 31, 1995 and 1994, respectively.

      CASH AND CASH EQUIVALENTS - For purposes of the statement of cash flows, the Company considers highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash and cash equivalents are comprised as follows:


                                                               DECEMBER 31,
                                                     ------------------------------
                                                         1995              1994
Petty cash                                           $        400      $        400
Cash, checking account                                     21,000            21,000
Cash, lock-box account                                     23,779           180,511
Short-term investments                                 10,696,000         6,892,000
Cash - other accounts                                     119,315            41,216
                                                     ------------      ------------

Total                                                $ 10,860,494      $  7,135,127
                                                     ============      ============


      Short-term investments consist of $6,046,000 and $6,892,000 at December 31, 1995 and 1994, respectively, in overnight investments in U.S. Government and Agency obligations which were sold on January 3, 1996 and January 3, 1995, respectively, and $4,650,000 at December 31, 1995 in Nuveen preferred municipal bond funds which have a seven day maturity. These investments, due to their high liquidity, are included in cash and are valued at cost plus any accrued interest.

      MARKETABLE DEBT SECURITIES - Marketable debt securities represent investments of excess cash in pre-refunded municipal bonds with maturity dates ranging from 1996 to 2010. The Company records these investments at cost including premium or discounts paid. Premium or discount is amortized using the yield to maturity method. Premium amortization totaled $8,029 during 1995 and was recorded as an offset to interest income. There was no discount amortization during 1995 and no premium or discount amortization during 1994.

      INVENTORY - Inventories are valued at the lower of cost or market. Costs related to substantially all manufacturing inventories are determined by the first-in, first-out ("FIFO") method (Note 3).

      PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment items are carried at cost and depreciated using the straight line method as follows:

                                                           YEARS
               Buildings and improvements                  19-40
               Machinery and equipment                     3-12
               Office furniture and fixtures               5-7
               Automobiles                                 3-5


      Expenditures which materially increase values or extend useful lives are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged against income as incurred.

      Depreciation charged to cost of sales was $2,537,706 and $1,950,878 for the years ended December 31, 1995 and 1994, respectively.

      GOODWILL - The cost in excess of the fair value of net assets acquired resulted from the purchase of assets from Piper Industries, Inc. (Note
      1). Goodwill is being amortized on a straight-line basis over 25 years. Accumulated amortization as of December 31, 1995 and 1994 is $3,272,638 and $2,936,983, respectively. The Company evaluates any possible impairment of goodwill using estimates of undiscounted future cash flows.

      REVENUE RECOGNITION - The Company recognizes a sale at the time of shipment and delivery of the related goods. Revenues billed to customers in advance of the shipping date are deferred and recorded as a current liability.

      BAD DEBTS - The Company provides for bad debts by writing off accounts that are considered uncollectible. There were no bad debts during 1995 and 1994.

      USE OF ESTIMATES - The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      ENVIRONMENTAL EXPENDITURES - Expenditures that relate to current operations are expensed or capitalized, as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to future revenues, are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated (Note 7).

      INTERIM FINANCIAL STATEMENTS - The Company's interim financial statements are unaudited, but include all adjustments which the Company deems necessary for a fair presentation of its financial position and results of operations. All such adjustments are of a normal recurring nature. Results of operations for interim periods are not necessarily indicative of results to be expected for the full year. All significant accounting policies for these financial statements conform to those set forth above for the audited financial statements for the years ended December 31, 1995 and 1994.

3.    INVENTORIES

      The Company values its inventories at the lower of cost (FIFO method) or market. Inventories are summarized as follows:



                                 JULY 31,                   DECEMBER 31,
                                  1996            ------------------------------
                               (Unaudited)           1995               1994
                               -----------        -----------        -----------

Raw materials                  $ 3,775,591        $ 4,133,127        $ 2,712,761
Work-in-process                  8,638,484          6,499,875          6,849,911
Finished goods                      76,292             55,604             24,193
                               -----------        -----------        -----------
Total                          $12,490,367        $10,688,606        $ 9,586,865
                               ===========        ===========        ===========

4.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

      Accounts payable and accrued expenses are comprised as follows:


                                                              DECEMBER 31,
                                                      ---------------------------
                                                          1995            1994

Accounts payable                                      $ 4,378,795     $3,582,852
Accrued payroll                                         2,203,917      2,024,124
Accrued payroll taxes, including amounts withheld
   from employees                                         233,705        227,089
Accrued warranty expense                                2,800,000      2,800,000
Accrued insurance                                         508,061        763,811
Accrued profit sharing                                     66,906
Accrued taxes and licenses                                464,855        359,453
Accrued commissions                                         6,557          9,985
Accrued other                                              25,337         20,861
                                                      -----------     ----------

Total                                                 $10,688,133     $9,788,175
                                                      ===========     ==========



5.    INDEBTEDNESS

      The Company maintains a $200,000 line of credit note from a bank. The note bears interest at 7%, is collateralized by a one-year $200,000 certificate of deposit and expires April 2, 1997. This line of credit was obtained to provide financing as needed related to a $200,000 irrevocable letter of credit agreement required in connection with the Company's workers' compensation plan. There were no amounts outstanding against the line of credit or the letter of credit at December 31, 1995 or 1994.

      Long-term debt consisted of the following:


                                                           DECEMBER 31,
                                                   -----------------------------
                                                       1995              1994

Notes payable, dated March 31, 1986                $11,691,552       $13,338,746
Notes payable, dated March 31, 1987                  1,250,000         1,250,000
Notes payble, dated March 31, 1992                   1,000,000         1,000,000
Note payable, dated July 1, 1991                     4,500,000         4,500,000
                                                   -----------       -----------

                                                    18,441,552        20,088,746

Less current portion                                 1,716,376         1,647,194
                                                   -----------       -----------

Total                                              $16,725,176       $18,441,552
                                                   ===========       ===========

      The notes payable dated March 31, 1986 consists of nine separate notes payable to owners of the predecessor company (Note 1), all of whom are related parties. These notes bear interest at 12%, payable monthly. Principal is payable in scheduled annual installments due March 31 of each year through 2002. These notes are collateralized by a pledge of all the shares of the Company's common stock and a security interest in all real and personal property of the Company existing as of March 31, 1986.

      The notes payable dated March 31, 1987 and March 31, 1992 are unsecured and are due to a related party who also holds one of the notes payable dated March 31, 1986. The note payable dated March 31, 1987 bears interest, payable monthly, at the prime rate of the Republic Bank, Waco, Texas, adjusted annually on March 31. The principal is due in full on March 31, 2001.

      The note payable dated March 31, 1992 bears interest, payable monthly, at the prime rate of the Republic Bank, Waco, Texas, adjusted quarterly (8.5% at December 31, 1995). The principal isdue in full on March 31, 2001.

      The note payable dated July 1, 1991 is an unsecured $12,000,000 open line of credit from a related party who was an owner of the predecessor company. Total borrowings outstanding under this line of credit was $4,500,000 at December 31, 1995 and 1994. The note bears interest at 12% per annum and is payable on demand on or after August 1, 1997.

      Interest expense incurred in connection with the above notes totaled $2,184,433 and $2,676,355 for the years ended December 31, 1995 and 1994, respectively.


      Aggregate maturities under these agreements for the five years subsequent to December 31, 1995 are as follows:



                       1996                 $ 1,716,376
                       1997                   6,288,464
                       1998                   1,863,579
                       1999                   1,941,849
                       2000                   2,023,407
                       Thereafter             4,607,877
                                            -----------
                                            $18,441,552
                                            ===========





      The Company's majority stockholder periodically loans funds to the Company under informal agreements. Such amounts bear interest at 10% and are payable on demand. Interest expense related to these loans totaled $142,831 and $136,630 during December 31, 1995 and 1994, respectively. See Note 1 regarding sale of the Company's net assets.


6.    EMPLOYEE PROFIT SHARING PLAN


      The Company implemented a 401(k) plan effective January 1, 1995. The plan covers all full-time employees who have completed one year of service. The plan allows participants to elect to have the Company contribute a portion of their compensation to the Plan under a salary reduction agreement. The Company makes matching contributions in an amount equal to 25% of the first 6% of the participant's compensation under the salary reduction agreement. Contribution expense for the year ended December 31, 1995 totaled $121,997.


7.    ENVIRONMENTAL ACCRUAL


      The Company has accrued an estimated $20 million related to costs for further investigation and specified environmental remediation. Expected costs include charges for additional studies, remediation, renovations to affected facilities and equipment, and other compliance expenditures. The estimated range of costs is $15 million to $25 million of which the accrual represents management's best estimate of total costs expected to be incurred. Actual expenditures could differ from current estimates as additional studies are completed and revisions to the remediation and restoration plan are required.

8.    LEASE COMMITMENTS


      The Company leases its telephone system and one automobile under separate three year operating lease agreements. In addition, the Company leases various equipment and temporary office space under month-to-month arrangements, as needed. Lease expense totaled $60,512 and $60,712 in 1995 and 1994, respectively. Future minimum lease payments under the two non-cancelable operating leases with initial lease terms of one year or greater are as follows:


        1996                     $20,000
                                 -------
                                 $20,000
                                 =======




      The Company also leases the land on which a portion of the Mississippi plant is located for $750 per year. This lease runs for approximately 70 years or more.


9.    FAIR VALUE OF FINANCIAL INSTRUMENTS


      The carrying amounts reflected in the balance sheets for cash and cash equivalents, certificates of deposit, accounts receivable and accounts payable approximate the respective fair values due to the short maturities of those instruments. The fair value for marketable debt securities is based upon quoted market prices for those instruments. The carrying value of all debt instruments approximates fair value except for the $11,691,552 note and the $4,500,000 line of credit note (Note 5) which have been estimated by computing the present value using the prime rate of 8.5% at December 31, 1995. A comparison of the carrying value of those financial instruments, none of which are held for trading purposes, is as follows:


                                                      CARRYING            FAIR
                           1995                         VALUE             VALUE
Marketable debt securities                           $ 1,126,040     $ 1,108,152
Notes payable, dated March 31, 1986 (Note 5)          11,691,552      12,705,548
Note payable, dated July 1, 1991 (Note 5)              4,500,000       4,658,578



      The estimated fair values above have been determined by the Company using appropriate valuation methodologies and information available to management at the time. Considerable judgment is required in developing these estimates and, accordingly, no assurance can be given that the estimated values presented herein are indicative of the amounts that would be realized in a free market exchange.


10.   PURCHASE COMMITMENTS


      The Company has entered into two agreements with suppliers to purchase aluminum ingot over the period beginning April 1996 and ending April 1999. The Company has committed to purchase 13,625,000 pounds of aluminum ingot for $.72 per pound and 28,450,000 pounds at $.78 per pound, for a total commitment of approximately $32,000,000.


                                    ******

                              Quanex Corporation
                 Pro Forma Consolidated Financial Statements
                                 (Unaudited)



On August 9, 1996, Quanex Corporation ("the Company") acquired the assets of Piper Impact, Inc. ("Piper"), net of various liabilities, for approximately $130 million in cash, cash equivalents, and notes. To finance the acquisition, the Company entered into an unsecured revolving credit/term loan facility with a group of five banks which provides for the borrowing of up to $250 million. This agreement replaced the Company's $75 million revolving credit facility.

The following unaudited pro forma consolidated statements of income for the twelve months ended October 31, 1995 and the nine months ended July 31, 1996 give effect to the purchase by the Company of the net assets of Piper as if the acquisition and related financing occurred on November 1, 1994 (the beginning of fiscal 1995). The following unaudited pro forma consolidated balance sheet as of July 31, 1996 gives effect to the purchase of Piper as if the acquisition and related financing occurred as of that date.

The pro forma financial information is based on the historical consolidated financial statements of the Company and the historical financial statements of Piper and should be read in conjunction with such financial statements and accompanying notes. Piper's historical statements of income are for the year ended December 31, 1995 and the nine months ended July 31, 1996. Net sales and income from continuing operations for the two months ended December 31, 1995 of $20,289,000 and $4,323,000, respectively, have been included in the results of operations for both the year ended December 31, 1995 and the nine months ended July 31, 1996. The purchase method of accounting was used to prepare the pro forma financial statements using estimated fair values of the net assets. The purchase accounting adjustments to reflect the fair values of the net assets were based on management's evaluation as of this filing date and are subject to change pending final evaluation of the fair values of the assets acquired and liabilities assumed.

The pro forma financial information does not purport to be indicative of either
a) the results of operations which would have actually been obtained if the acquisition had occurred on the dates indicated, or b) the results of operations which will be reported in the future.

                               Quanex Corporation
                      Pro Forma Consolidated Balance Sheet
                                 July 31, 1996
                                 (In Thousands)
                                  (Unaudited)

                                                                                      Pro-              Pro-
                                                    Quanex          Piper            Forma             Forma
ASSETS                                            Corporation    Impact, Inc.     Adjustments       Consolidated
------                                            -----------    ------------     -----------       ------------
Current assets:
  Cash and equivalents .......................   $     31,533    $     15,347    $    (18,724) (2)  $     28,156
  Accounts and notes receivable, net .........         89,214          17,492          (6,178) (1)       100,528
  Inventories ................................         94,104          12,490              --            106,594
  Deferred income taxes ......................          6,779              --           1,651  (1)         8,430
  Prepaid expenses ...........................          1,061             239              --              1,300
                                                 ------------    ------------    ------------       ------------
          Total current assets ...............        222,691          45,568         (23,251)           245,008

Property, plant and equipment ................        548,324          59,072          31,807  (1)       639,203
Less accumulated depreciation
      and amortization .......................       (293,488)        (25,306)         25,306  (1)      (293,488)
                                                 ------------    ------------    ------------       ------------
Property, plant and equipment, net ...........        254,836          33,766          57,113            345,715

Goodwill, net ................................         31,349           4,923          41,771  (1)        78,043
Other assets .................................         16,929              --              --             16,929
                                                 ------------    ------------    ------------       ------------

                                                 $    525,805    $     84,257    $     75,633       $    685,695
                                                 ============    ============    ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Notes payable ..............................   $         --    $         --    $    121,845  (1)  $    121,845
  Accounts payable ...........................         84,438           8,163             (47) (1)        92,554
  Income taxes payable .......................          3,127              99           2,537  (1)         5,763
  Accrued expenses ...........................         37,578          12,503          (2,617) (1)        47,464
  Current maturities of long-term debt .......             --           1,788          (1,788) (2)            --
                                                 ------------    ------------    ------------       ------------
          Total current liabilities ..........        125,143          22,553         119,930            267,626

                                                                                      (14,936) (2)
Long-term debt ...............................        118,195          14,936           5,207  (1)       123,402
Deferred pension credits .....................         16,110              --              --             16,110
Deferred postretirement welfare benefits .....         54,833              --              --             54,833
Deferred income taxes ........................         27,461              --          (7,800) (1)        19,661
Environmental liability ......................             --          20,000              --             20,000
                                                 ------------    ------------    ------------       ------------
          Total liabilities ..................        341,742          57,489         102,401            501,632

Stockholders' equity:
  Common stock, $.50 par value ...............          6,763               1              (1) (1)         6,763
  Additional paid-in capital .................         93,165              --              --             93,165
  Retained earnings ..........................         87,144          26,767         (26,767) (1)        87,144
  Unearned compensation ......................           (277)             --              --               (277)
  Adjustment for minimum pension liability ...         (2,732)             --              --             (2,732)
                                                 ------------    ------------    ------------       ------------
          Total stockholders' equity .........        184,063          26,768         (26,768)           184,063
                                                 ------------    ------------    ------------       ------------

                                                 $    525,805    $     84,257    $     75,633       $    685,695
                                                 ============    ============    ============       ============


            SEE NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                               Quanex Corporation
                   Pro Forma Consolidated Statement of Income
                          Year Ended October 31, 1995
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

                                                                                         Pro-                Pro-
                                                     Quanex           Piper              Forma               Forma
                                                   Corporation     Impact, Inc.       Adjustments         Consolidated
                                                  -------------   --------------     -------------       --------------
Net Sales ....................................   $    891,195    $    106,854       $       (482) (1)    $    997,567
Costs and expenses:
  Cost of sales ..............................        778,067          76,221              4,265  (1),(2)     858,553
  Selling, general and administrative ........         46,647          13,185             (8,092) (3)          51,740
                                                 ------------    ------------       ------------         ------------
Operating income .............................         66,481          17,448              3,345               87,274
Other income (expense):
  Interest expense ...........................        (10,742)         (2,327)            (8,197) (4)         (21,266)
  Capitalized interest .......................          1,872              -                  -                 1,872
  Other, net .................................            769             222             (1,532) (5)            (541)
                                                 ------------    ------------       ------------         ------------
Income before income taxes and
  extraordinary charge .......................         58,380          15,343             (6,384)              67,339
Income tax expense ...........................        (24,520)           (187) (6)        (3,575) (6)         (28,282)
----------------------------------------------   ------------    ------------       ------------         ------------
Income before extraordinary charge ...........         33,860          15,156             (9,959)              39,057
Preferred dividends ..........................         (3,957)             -                  -                (3,957)
                                                 ------------    ------------       ------------         ------------
Net income attributable to common
  stockholders before extraordinary charge ...   $     29,903    $     15,156       $     (9,959)        $     35,100
                                                 ============    ============       ============         ============
Earnings per common share before
  extraordinary charge:
    Primary ..................................   $       2.20                                            $       2.58
                                                 ============                                            ============
    Fully diluted ............................   $       2.20                                            $       2.47
                                                 ============                                            ============

Weighted average number
  of shares outstanding:
    Primary ..................................         13,580                                                  13,580
    Assuming full dilution ...................         13,580                                                  16,304




           SEE NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                               Quanex Corporation
                   Pro Forma Consolidated Statement of Income
                        Nine Months Ended July 31, 1996
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

                                                                                   Pro-                 Pro-
                                              Quanex           Piper              Forma                Forma
                                            Corporation      Impact, Inc.       Adjustments         Consolidated
                                           -------------   --------------     --------------       --------------
Net Sales ..............................   $    632,576    $     89,469       $     (1,046) (1)     $    720,999
Costs and expenses:
  Cost of sales ........................        551,209          65,359              2,457  (1),(2)      619,025
  Selling, general and administrative ..         39,586          10,172             (6,424) (3)           43,334
                                           ------------    ------------       ------------          ------------
Operating income .......................         41,781          13,938              2,921                58,640
Other income (expense):
  Interest expense .....................         (7,453)         (1,547)            (6,346) (4)          (15,346)
  Capitalized interest .................            287               0                  0                   287
  Other, net ...........................          2,151             122             (1,149) (5)            1,124
                                           ------------    ------------       ------------          ------------
Income before income taxes and
  extraordinary charge .................         36,766          12,513             (4,574)               44,705
Income tax expense .....................        (15,442)           (152) (6)        (3,182) (6)          (18,776)
                                           ------------    ------------       ------------          ------------
Income before extraordinary charge .....   $     21,324    $     12,361       $     (7,756)         $     25,929
                                           ============    ============       ============          ============
Earnings per common share before
  extraordinary charge:
    Primary ............................   $       1.57                                             $       1.90
                                           ============                                             ============
    Fully diluted ......................   $       1.47                                             $       1.75
                                           ============                                             ============

Weighted average number
  of shares outstanding:
    Primary ............................         13,630                                                   13,630
    Assuming full dilution .............         16,326                                                   16,326



            SEE NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                               Quanex Corporation
              Notes To Pro Forma Consolidated Financial Statements
  For the Year Ended October 31, 1995 and the Nine Months Ended July 31, 1996
                                  (Unaudited)

Balance Sheet
-------------

The pro forma adjustments to the consolidated balance sheet reflect the following:

(1) Allocation of purchase price (in thousands):

                 Cash and notes                                       $ 129,052
                 Transaction costs                                        2,500
                                                                      ---------
                                                                        131,552
                 Piper stockholders' equity                             (26,768)
                 Settlement of stockholders' receivable and payable       3,551
                                                                      ---------
                 Excess purchase price to be allocated                  108,335
                 Deferred tax assets                                     (9,451)
                 Adjustment to fixed asset value                        (57,113)
                 Elimination of Piper historical goodwill                 4,923
                                                                      ---------
                 Goodwill                                             $  46,694
                                                                      =========

     The purchase accounting adjustments to reflect the fair value of the net assets were based on management's evaluation as of this filing date and are subject to change pending final evaluation of the assets acquired and liabilities assumed. It is not expected that the final allocation of purchase price will produce materially different results from those presented herein.

     To finance the acquisition, the Company entered into an unsecured revolving credit/term loan facility which provides for the borrowing of up to $250 million. This agreement replaced the Company's $75 million revolving credit facility. In September 1996, the Company increased its borrowings under the agreement from $30 million to $150 million in order to liquidate approximately $120 million in short-term notes used to partially fund the acquisition. Approximately $5 million of the balance of the purchase price is payable during the first quarter of fiscal 1996, with the remaining balance payable in the year 2004.

     The Company recorded deferred tax assets and liabilities based on the purchase price allocation.

     Intercompany receivables and payables between MacSteel Division of the Company and Piper have been eliminated.

(2) At closing, the Company retired existing Piper notes payable of $16,724,000 and paid $2,000,000 in cash toward the purchase price.

Income Statement
----------------

(1) To eliminate intercompany sales between MacSteel Division of the Company and Piper.

(2) To adjust depreciation expense from $2,538,000 to $7,285,000 in 1995, and from $1,960,000 to $5,463,000 in 1996, respectively, based upon the estimated fair value of the assets over the estimated useful lives ranging from 3 to 25 years.

(3) To adjust Piper's officers compensation expense to reflect current terms of employment.

(4) To eliminate Piper's interest expense on debt repaid and record interest expense at 8%, which approximates the interest rate in effect during the periods presented, on the approximately $130 million borrowed to finance the purchase of Piper.

(5) To adjust the historical goodwill amortization expense of Piper based on the goodwill resulting from the acquisition on a straight line basis over a 25 year period.

(6) Piper Impact, Inc. was not subject to federal income taxes due to its subchapter S status. This entry is to adjust the consolidated effective total tax rate to 42%.